Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2007 (except for Notes 13 and 14, as to which the date is September ___, 2007) in the Registration Statement (Form S-1 No. 333-___) and related Prospectus of IdleAire Technologies Corporation for the registration of ___shares of the common stock.
Ernst & Young LLP
Nashville, Tennessee
The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Notes 13 and 14 to the financial statements.
/s/ Ernst & Young LLP
September 11, 2007